Exhibit 10.18

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

This Agreement and Plan of Reorganization and Merger (the “Agreement”) is entered into as of August 20, 2004, by and among Nevada Security Bank (“NSB”), a Nevada banking corporation and wholly-owned subsidiary of The Bank Holdings (“Holdings”), CNA Trust Corporation (“CNA”), a California banking corporation and CNA Financial Corporation (“CNA Financial”), a Delaware corporation and parent company of CNA.

RECITALS:

WHEREAS, the respective Boards of Directors of CNA and NSB have determined that it is in the best interests of CNA and NSB and their respective shareholders for CNA to merge with NSB upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes, the California Corporations Code, the California Financial Code, the Bank Merger Act (each as hereinafter defined) and other applicable laws;

WHEREAS, each of the Boards of Directors of CNA Financial, CNA and NSB and the shareholders of CNA and NSB have approved or will approve this Agreement and the transactions contemplated hereby; and

WHEREAS, upon the consummation of the Merger (as hereinafter defined) of CNA with and into NSB, NSB shall remain a wholly-owned subsidiary of Holdings.

NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, CNA Financial, CNA and NSB hereby agree as follows:

ARTICLE 1.  DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Event” shall mean any of the following:

CNA’s Board of Directors shall have approved or CNA shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than NSB) to effect, an Acquisition Transaction.  As used herein, the term “Acquisition Transaction” shall mean (i) a merger, consolidation or similar transaction involving CNA or (ii) the sale of the capital stock of CNA.

“Acquisition Proposal” shall have the meaning given such term in Section 6.2.4.

“Affiliate” or “affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person provided, however, that with respect to CNA and CNA Financial, “Affiliate” (i) shall include only CNA Financial and Persons controlled by CNA Financial, and (ii) shall exclude CNA Surety Corporation, a Delaware corporation, and its Subsidiaries, First Insurance Company of Hawaii, a Hawaii stock insurance company, and its Subsidiaries, Accord Underwriting Agency, Ltd., a Bermuda company, and RVI Guaranty Co., Ltd., a Bermuda insurance company, and its Subsidiaries.

“Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the IRC or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” shall have the meaning given to such term in the preamble.

“Articles of Merger” shall have the meaning given to such term in Section 2.1.

“Bank Merger Act” shall mean 12 U.S.C. Section 1828(c), as amended.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which commercial banks in Chicago, Illinois, California or Nevada are authorized or required by law to be closed.

“CDFI” shall mean the California Department of Financial Institutions or its successor in interest.

“California Corporations Code” shall mean the General Corporation Law of the State of California, as amended.

“California Financial Code” shall mean the Financial Code of the State of California, as amended.

“Closing” shall have the meaning given to such term in Section 2.1.

“Closing Date” shall have the meaning given to such term in Section 2.1.

“CNA” shall have the meaning given to such term in the preamble.

“CNA Common Stock” shall mean the common stock, $100 par value, of CNA.

“CNA Financial” shall have the meaning given to such term in the preamble.

“CNA Schedules” shall have the meaning given to such term in Section 5.5.

“Confidential Information” shall mean all information exchanged heretofore or hereafter between CNA and its Affiliates and agents, on the one hand, and NSB and its Affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/ projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participations purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby).  Notwithstanding the foregoing, “Confidential Information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, provided that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of May 25, 2004, between Holdings and CNA.

“Dispute Officer” shall have the meaning given to such term in Section 5.7.3(a).

“Effective Time” shall have the meaning given such term in Section 2.1.

“FDIC” shall mean the Federal Deposit Insurance Corporation or its successor in interest.

“FDI Act” shall mean the Federal Deposit Insurance Act, as amended.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System or its successor in interest.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

“Holdings” shall have the meaning given to such term in the preamble.

“Indemnified Party” shall have the meaning given to such term in Section 5.7.3.

“Indemnifying Party” shall have the meaning given to such term in Section 5.7.3.

“IRC” shall mean the Internal Revenue Code of 1986, as amended and regulations promulgated thereunder.

“Knowledge” shall mean, with respect to any representation or warranty contained in this Agreement, the actual knowledge of those individuals listed on Schedule 1.1.

“Legal Requirement” shall mean any law, statute, ordinance, regulation, writ, injunction, rule, established principle of common law, directive, decree, administrative ruling or enforceable supervisory policy of any Governmental Entity or applicable court decision.

“Licenses” shall have the meaning given to such term in Section 3.2.

“License Agreement” shall have the meaning given to such term in Section 5.10.

“Losses” shall mean losses, liabilities, Taxes, damages, expenses, costs and reasonable legal fees and disbursements, collectively, and specifically includes any other matters for which CNA is obligated to indemnify UBOC pursuant to the UBOC Agreement.

“Material Adverse Effect” shall mean a material adverse effect: (i) on the ownership or operation of CNA (or its successor) by NSB after the Effective Time; or (ii) on the ability of a Person that is a party to this Agreement to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.  Material Adverse Effect specifically does not include (a) the transactions contemplated by the UBOC Agreement; (b) any adverse change or effect that is caused by a change in laws or regulations applicable to any party hereto; (c) any adverse change or effect that is caused by or that arises out of the closing of any securities or financial markets, or conditions affecting the economy or financial, banking, currency or capital markets in general; (d) any adverse change or effect that is caused by or that arises out of conditions affecting the banking or financial services industries generally; and (e) any adverse change or effect that is caused by or arises out of any outbreak or escalation of national or international hostilities or any crisis or calamity, or any attack or act of terrorism.

“Merger” shall have the meaning set forth in Section 2.1.

“NCFID” shall mean the Nevada Commissioner of the Financial Institutions Division or its successor in interest.

“Nevada Revised Statutes” shall mean Chapters 92A and 666 of the Nevada Revised Statutes, as amended.

“NSB” shall have the meaning given to such term in the preamble.

“NSB Schedules” shall have the meaning given to such term in Section 5.5.

“Persons” or “persons” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending at or before the Effective Time.

“Purchase Price” shall mean an amount equal to (i) the sum of $500,000 plus CNA’s cash and cash equivalents plus any accrued interest thereon at the Effective Time.

“Regulatory Authority” shall mean any Governmental Entity, the approval of which is legally required for consummation of the Merger.

“Related Agreements” shall mean this Agreement, the Articles of Merger and the License Agreement.

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.1.1.

“Returns” shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes, and the term “Return” means any one of the foregoing Returns.

“Subsidiary” shall mean, with respect to any corporation (the “parent”), any other corporation, association or other business entity of which more than 50% of the shares of the voting stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

“Surviving Corporation” shall have the meaning given to such term in Section 2.1.

“Taxes” shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, including penalties with respect to information reporting, additions to tax, or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

“UBOC” shall mean Union Bank of California, N.A., a national banking association.

“UBOC Agreement” shall mean that certain Purchase and Assumption Agreement between CNA and UBOC, dated as of May 14, 2004, as such agreement may be amended from time to time, including but not limited to the CNA Financial Assignment and Assumption Agreement dated August 2, 2004 by and among CNA, CNA Financial and UBOC.

“Updated Schedules” shall mean the schedules provided by CNA to NSB, and the schedules provided by NSB to CNA, immediately prior to the Closing as set forth in Section 5.5.

ARTICLE 2.  THE MERGER

Section 2.1  The Merger.  Subject to the terms and conditions of this Agreement, the closing of the Merger (as defined below) under this Agreement (the “Closing”) shall take place at a location and time to be designated by NSB and reasonably concurred to by CNA on the Closing Date.  The “Closing Date” shall be the first Business Day as is reasonably practicable after all of the conditions set forth in Article 7 have been satisfied.  At the Effective Time, CNA shall be merged with NSB, with NSB being the surviving corporation of the merger, all pursuant to the Articles of Merger attached to this Agreement as Exhibit 2.1 (the “Articles of Merger”) and in accordance with the applicable provisions of the Nevada Revised Statutes, the California Financial Code, the California Corporations Code and the Bank Merger Act (the “Merger”).  The Merger shall be effective at the Effective Time.  The Articles of Merger shall have been filed with the Secretary of State of the State of Nevada at or before the Closing.  When used in this Agreement, the term “Effective Time” shall mean 12:02 a.m., Pacific Coast time, on the first calendar day of the month after the Closing Date occurs, and “Surviving Corporation” shall mean NSB.

Section 2.2  Effect of Merger.  The Merger shall have the effects set forth in the California Corporation Code, the California Financial Code, the Nevada Revised Statutes and the Bank Merger Act.  By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of CNA and NSB shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of CNA and NSB, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of CNA and NSB immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in either CNA or NSB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of CNA and NSB shall be preserved unimpaired and all debts, liabilities and duties of CNA and NSB shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

Section 2.3  Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of NSB in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended and the name of the Surviving Corporation shall be “Nevada Security Bank.”

Section 2.4  NSB Stock.  The authorized and issued capital stock of NSB immediately prior to the Effective Time, on and after the Effective Time, pursuant to the Articles of Merger and without any further action on the part of NSB shall remain unchanged and shall be held by Holdings.

Section 2.5  Cancellation of CNA Common Stock.  At the Effective Time, all of the outstanding shares of CNA Common Stock shall be canceled and CNA Financial shall receive from NSB an amount equal to the Purchase Price by wire transfer in immediately available funds to the account designated by CNA Financial.

Section 2.6  Board of Directors of NSB following the Effective Time.  At the Effective Time, the then existing Board of Directors of NSB shall remain the Board of Directors of the Surviving Corporation, each to serve until the next annual meeting of shareholder of NSB and until such successors are elected and qualified.

Section 2.7  Executive Officers of NSB following the Effective Time.  At the Effective Time, the then existing executive officers of NSB shall remain the executive officers of NSB.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES
OF CNA FINANCIAL AND CNA

CNA Financial and CNA represent and warrant to NSB as follows:

Section 3.1  Organization; Corporate Power; Etc.  CNA Financial is a Delaware corporation, duly organized, validly existing and in good standing under the laws of Delaware, and its common stock is listed on the New York Stock Exchange.  CNA is a California state-chartered banking corporation, duly organized, validly existing and in good standing under the laws of California. CNA is a wholly-owned subsidiary of CNA Financial.  CNA Financial and CNA each have all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, CNA Financial and CNA each will have the requisite corporate power and authority to perform their respective obligations hereunder with respect to the consummation of the transactions contemplated hereby.

Section 3.2  Licenses and Permits.  Set forth on Schedule 3.2 is a list of all material licenses and permits that are currently held by CNA (the “Licenses”).  The Licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on CNA or on the ability of CNA to consummate the transactions contemplated by this Agreement.  Furthermore CNA has all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of the business of banking in California.

Section 3.3  Subsidiaries.  Other than as set forth on Schedule 3.3, there is no corporation, partnership, joint venture or other entity in which CNA owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

Section 3.4  Authorization of Agreement; No Conflicts.

3.4.1  The execution and delivery of this Agreement and each Related Agreement to which it is a party by each of CNA Financial and CNA have been duly authorized by all necessary corporate action on the part of CNA Financial and CNA respectively.  The consummation of the transactions contemplated hereby and by each of the Related Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of each of CNA Financial and CNA.  This Agreement has been duly executed and delivered by each of CNA Financial and CNA and, subject to the receipt of all Requisite Regulatory Approvals, will constitute a legal, valid and binding obligation of CNA Financial and CNA, respectively, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D).  The Articles of Merger, upon the receipt of all

Requisite Regulatory Approvals and the due execution and filing of such Articles of Merger in accordance with the applicable provisions of the Nevada Revised Statutes, will constitute a legal, valid and binding obligation of CNA, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.  At or before the Closing, the License Agreement will be duly executed and delivered by CNA Financial or one of its Affiliates and will constitute a legal, valid and binding obligation of CNA Financial or one of its Affiliates, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

3.4.2  Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default under, any provision of the Certificate or Articles of Incorporation or Bylaws of CNA Financial or CNA, any material mortgage, indenture, lease, agreement or other material instrument or any License, judgment, order, decree, statute, law, ordinance or regulation applicable to CNA Financial or CNA, other than any such conflict, violation or default which (i) will not have a Material Adverse Effect on CNA; or (ii) will be cured or waived prior to the Effective Time.

Section 3.5  Capital Structure.  The authorized capital stock of CNA consists of 10,000 shares of CNA Common Stock, $100 par value per share.  On the date of this Agreement, 10,000 shares of CNA Common Stock were outstanding.  All outstanding shares of CNA Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person.  CNA does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which CNA is a party or by which it is bound obligating CNA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CNA or obligating CNA to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

Section 3.6  Compliance with Applicable Laws.  Except as disclosed on Schedule 3.6, to the Knowledge of CNA, the respective businesses of CNA are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on CNA.  Except as set forth in Schedule 3.6, to the Knowledge of CNA no investigation or review by any Governmental Entity with respect to CNA, other than regular bank examinations, is pending or threatened, nor has any Governmental Entity indicated to CNA an intention to conduct the same.

Section 3.7  Litigation.  Except as set forth in Schedule 3.7, to the Knowledge of CNA Financial and CNA there is no suit, action or proceeding or investigation pending or threatened against or affecting CNA which, if adversely determined, would have a Material Adverse Effect on CNA; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CNA that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect.

Section 3.8  Agreements with Banking Authorities.  Except as set forth on Schedule 3.8, CNA is not a party to any written agreement or memorandum of understanding with, or order or directive (that is not of general applicability) from, any Governmental Entity.

Section 3.9  Taxes.

3.9.1  Filing of Returns.  Except as set forth on Schedule 3.9.1, CNA Financial or CNA has duly prepared and filed or caused to be duly prepared and filed all federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of CNA or any of their properties, income and/or operations on or prior to the Closing Date.  As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon.  Except as set forth on Schedule 3.9.1, no extension of time within which CNA may file any Return is currently in force.

3.9.2  Payment of Taxes.  Except as disclosed on Schedule 3.9.2 with respect to all amounts in respect of Taxes imposed on CNA or for which CNA is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of CNA to taxing authorities or others on or before the date hereof have been paid.

Section 3.10  Brokers and Finders.  Except as set forth on Schedule 3.10, CNA is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, or any other Related Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder.

Section 3.11  Powers of Attorney.  Except as set forth on Schedule 3.11, no power of attorney or similar authorization given by CNA thereof is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

Section 3.12  Corporate Records.  The minute books of CNA accurately reflect all material actions taken by the respective shareholders, board of directors and committees of CNA.

Section 3.13  Approvals of CNA and CNA Financial.  CNA and CNA Financial require no approvals of or notice filings with any Governmental Entity or other third party except for those to be obtained prior to the Closing Date and listed on Schedule 3.13 (the “CNA Approvals”) in order to consummate the transactions described in this Agreement and the Related Agreements.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF NSB

NSB represents and warrants to CNA and CNA Financial that:

Section 4.1  Organization; Corporate Power; Etc.  NSB is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  NSB is a wholly-owned subsidiary of Holdings.  NSB has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, NSB will have the requisite corporate power and authority to perform its obligations hereunder with respect to the consummation of the transactions contemplated hereby.  NSB is a state chartered banking corporation licensed to conduct banking business in Nevada.  NSB is not a member of the Federal Reserve System.  NSB’s deposits are insured by the FDIC in the manner and to the full extent provided by law.

Section 4.2  Licenses and Permits.  Except as disclosed on Schedule 4.2, NSB has all material licenses and permits that are necessary for the conduct of its business, and such licenses and permits are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on NSB, or on the ability of NSB to consummate the transactions contemplated by this Agreement.

Section 4.3  Authorization of Agreement; No Conflicts.

4.3.1  The execution and delivery of this Agreement and each Related Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NSB.  NSB has received the approval of its sole shareholder, Holdings, of this Agreement and each Related Agreement, and the transactions contemplated in those agreements.  This Agreement has been duly executed and delivered by NSB, and subject to receipt of all Requisite Regulatory Approvals, will constitute a legal, valid and binding obligation of NSB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  The Articles of Merger, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Articles of Merger in accordance with the applicable provisions of the Nevada Revised Statutes and the California Corporations Code, will constitute a legal, valid and binding obligation of NSB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.  At the Closing, the License Agreement will be duly executed and delivered by NSB and will constitute a legal, valid and binding obligation of NSB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

4.3.2  Except as set forth on Schedule 4.3, the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, or result in any violation of or default under, any provision of the Articles of Incorporation or Bylaws of NSB, or any material mortgage, indenture, lease, agreement or other material instrument, or any permit, License, judgment, order, decree, statute, law, ordinance or regulation applicable to NSB, other than any such conflict, violation or default which (i) will not have a Material Adverse Effect on NSB; or (ii) will be cured or waived prior to the Effective Time.

Section 4.4  Agreements with Banking Authorities.  Except as set forth on Schedule 4.4, NSB is not a party to any written agreement or memorandum of understanding with, or order or directive (that is not of general applicability) from, any Governmental Entity.

Section 4.5  Brokers and Finders.  Except as set forth on Schedule 4.5, NSB is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement or any Related Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder.

Section 4.6  Bank Regulatory Matters.  To NSB’s knowledge, there are no facts or circumstances, and it has engaged in no acts, practices or courses of conduct, that reasonably would cause a Governmental Entity, including but not limited to the FDIC, the CDFI, the NCFID and any other applicable federal or state bank regulatory authorities, to deny, object to or limit in any material respect any application or notice required to be filed or submitted by NSB with respect to the transactions contemplated by this Agreement, the Related Agreements and any other agreements contemplated hereby or thereby.

Section 4.7  NSB’s Approvals.  NSB requires no approvals of or notice filings with any Governmental Entity or other third party except for those listed in Schedule 4.7 (the “NSB Approvals”) in order to consummate the transactions described in this Agreement and the Related Agreements.

Section 4.8  Financing.  NSB has available, and at the Closing will have available, sufficient cash to consummate the transactions contemplated by this Agreement and the Related Agreements and to pay all related fees and expenses required to be paid by NSB hereunder and thereunder.

Section 4.9  Litigation.  Except as set forth in Schedule 4.9, to the knowledge of NSB there is no suit, action or proceeding or investigation pending or threatened against or affecting NSB which, if adversely determined, would have a Material Adverse Effect on NSB; nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against NSB that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect.

ARTICLE 5.  ADDITIONAL AGREEMENTS

Section 5.1  Access to Information

5.1.1  NSB, on the one hand, and CNA and CNA Financial, on the other hand, each agrees to keep confidential and not divulge to any other party or Person (other than to the employees, attorneys, accountants and consultants of each who have a need to receive such information and other than as may be required by law) any Confidential Information received from the other, unless and until such documents and other information otherwise becomes publicly available through no fault of the receiving party or unless the disclosure of such information is authorized by the other party.  In the event of termination of this Agreement for any reason, the parties shall promptly return, or at the election of the other party destroy, all nonpublic documents obtained from the other and any copies or notes of such documents (except as otherwise required by law) and, upon the request of the other party, confirm such destruction to the other in writing.

Section 5.2  Taking of Necessary Action.

5.2.1  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of CNA’s or NSB’s Boards of Directors, as advised in writing by their respective counsel, to use all reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement.  Without limiting the foregoing, NSB and CNA will use their reasonable best efforts to obtain all consents of third parties and Governmental Entities necessary or, in the reasonable opinion of NSB or CNA advisable for the consummation of the transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or any of the Related Agreements, the proper officers or directors of NSB or CNA, as the case may be, shall take all such necessary action.

5.2.2  CNA and NSB shall cooperate and use all commercially reasonable efforts to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any Governmental Entity necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement and the Related Agreements and any other agreements contemplated hereby or thereby, including, without limitation, as set forth on Schedule 3.13 and Schedule 4.7.  Without limiting the generality of the foregoing, NSB and its Affiliates shall, within ten (10) Business Days after the date hereof, file with the CDFI, the NCFID and the FDIC for approval of the Merger.  NSB will provide CNA and its counsel the opportunity to review in advance and to provide comments no later than three (3) Business Day following receipt of all such filings with any Governmental Entity.  Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, applications, correspondence or forms to be filed with the appropriate regulatory authorities to obtain the Requisite Regulatory Approvals; (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement; and (iii) reports of all material oral communications between the other party and any appropriate bank regulatory authorities regarding the Requisite Regulatory Approvals.

Section 5.3  Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

Section 5.4  Notification of Certain Events.

5.4.1  CNA shall provide to NSB, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events,

circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

5.4.2  NSB shall provide to CNA, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3 and 6.4, which notice shall provide reasonable detail as to the subject matter thereof.

5.4.3  Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on such party or on its ability to consummate the transactions contemplated by this Agreement or any Related Agreement.

Section 5.5  Updated Schedules.  CNA has delivered to NSB on or before the date of this Agreement all of the Schedules to this Agreement which CNA is required to deliver to NSB hereunder (the “CNA Schedules”).  NSB has delivered to CNA on or before the date of this Agreement all of the Schedules to this Agreement which NSB is required to deliver to CNA hereunder ( the “NSB Schedules”).  Immediately prior to the Closing Date, CNA shall have prepared updates of the CNA Schedules provided for in this Agreement and shall deliver to NSB revised schedules containing the updated information (or a certificate signed by CNA’s Chief Executive Officer stating that there have been no changes on the applicable schedules); and NSB shall have prepared updates of the NSB Schedules provided for in this Agreement and shall deliver to CNA revised Schedules containing updated information (or a certificate signed by NSB’s Chief Executive Officer stating that there has been no change on the applicable schedules).

Section 5.6  Tax Matters.

5.6.1  Post-Closing Access to Records; Cooperation.  After the Closing, CNA Financial and NSB will each afford to the other or to such other’s representatives or agents and auditors reasonable access during normal business hours (on terms not unreasonably disruptive to the business, operations or employees of the party or parties of which access is sought) to the records and all other data and information relating to Taxes pertaining to taxable years or periods ending at or prior to the Effective Time (and the Straddle Period) for the purpose of obtaining information relating to Taxes, to the extent such access is reasonably necessary: (i) to prepare and complete any Returns required to be made hereunder; (ii) to prosecute or defend any Tax dispute relating to CNA; and (iii) to comply with requests made by any Tax authority conducting an audit, investigation or inquiry relating to CNA’s activities; provided that in no case will NSB (or its Affiliates) have access to the consolidated Tax Returns of the Loews Corporation Affiliated Group.  After the Closing, CNA Financial and NSB agree (i) to retain all books and records with respect to Tax matters pertinent to CNA relating to any Tax period beginning before the Effective Time until the expiration of the statute of limitations (and, to the extent notified by NSB or CNA Financial, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any governmental authority; and (ii) to give the other party hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, CNA Financial or NSB, as the case may be, shall allow the other party hereto to take possession of such books and records.

5.6.2  Taxes for Short Taxable Year.  For purposes of allocating liability for Taxes for purposes of Section 5.7.4(c)(iii) , in the case of any taxable period that includes (but does not end at) the Effective Time (a “Straddle Period”), Taxes of CNA allocable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books as of the close of business at the Effective Time, except that exemptions, allowances, deductions or minimum amounts that are calculated on an annual basis, such as the deduction for depreciation, shall be ratably apportioned on a time basis.

5.6.3  Adjustment to Purchase Price.  Any payment by CNA Financial or NSB under Section 5.7 will be an adjustment to the Purchase Price and will also be a purchase price adjustment for federal income tax purposes unless a determination (as defined in Section 1313 of the IRC) causes any such payment not to constitute an adjustment to the purchase price for federal income tax purposes.

5.6.4  Preparation and Filing of Tax Returns.

(a)  CNA Financial shall cause to be prepared and timely filed, taking into account all valid extensions of time to file, all Returns of CNA (or Returns in which CNA is required to be included) that are due to be filed for any taxable years or periods ending at or before the Effective Time.  All such Returns shall be prepared consistent with past practices.  CNA shall pay or cause to be paid all Taxes shown to be due on Returns that it is responsible for preparing and filing under this Agreement.

(b)  NSB shall cause to be prepared and timely filed, taking into account all valid extensions of time to file, all Returns of CNA or relating to the operations or assets of CNA that are due to be filed for any Straddle Period.  Taxes for a Straddle Period shall be the joint responsibility of CNA Financial and NSB and shall be apportioned between CNA Financial and NSB based on an interim closing of the books.  NSB shall pay to the appropriate taxing authority the full amount of Taxes shown on any Straddle Period Return.  NSB shall promptly provide to CNA Financial a copy of all such Straddle Period Returns as filed and thereafter CNA Financial shall promptly reimburse NSB for CNA Financial’s share of such Taxes as determined under this Section 5.6.4.

(c)  NSB shall be responsible for preparing and filing all Returns and paying all Taxes not covered by Sections 5.6.4(a) and (b).

5.6.5  Contest Provisions.

(a)  NSB shall promptly notify CNA Financial in writing upon receipt by NSB or any of NSB’s Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect CNA Financial’s liability to NSB pursuant to Section 5.7.4(c)(ii) and (iii).

(b)  CNA Financial shall have the sole right to represent CNA’s interests in any Tax audit or administrative or court proceeding relating to taxable years or periods ending at or before the Effective Time, and to employ counsel of its choice and expense.  To the extent any such audit or proceeding could reasonably be expected to increase the tax liability of NSB after the

Effective Time, (i) CNA Financial shall provide notice to NSB of any such audit or proceeding, (ii) NSB shall have the right to participate in (but not control) any such audit or proceeding at its own expense and (iii) CNA Financial shall not settle any such audit or proceeding without prior written authorization from NSB.

(c)  With respect to Straddle Periods, the Parties shall jointly control any audits or proceedings, and neither Party shall settle or compromise any matter without the prior written consent of the other Party.

5.6.6  Tax Sharing Agreements.  All tax sharing agreements or similar agreements (other than this Agreement) with respect to or involving CNA shall be terminated at or before the Effective Time.

5.6.7  Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by NSB when due, and NSB will, at its own expense, file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Legal Requirements, CNA Financial will join in the execution of any such Returns and other documentation.

Section 5.7  Indemnification.

5.7.1  CNA Financial’s Indemnification.  CNA Financial shall indemnify and hold harmless NSB and Holdings and their respective directors, officers and employees (all of the foregoing collectively, the “NSB Affiliates”), from and against any and all Losses which any of the NSB Affiliates may suffer, incur or sustain arising out of or attributable to (i) any material breach of any agreement to be performed by CNA Financial or CNA pursuant to this Agreement (excluding breaches after the Effective Time of CNA or its successor), (ii) any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by CNA Financial or CNA or resulting from any transaction or event occurring prior to the Effective Time, relating in any such case to the operation of CNA, (iii) any liability, obligation or duty of CNA, relating to the operation of the business of CNA prior to the Effective Time,  (iv) any material breach of any representation or warranty contained in this Agreement on the part of CNA Financial or CNA (excluding breaches of CNA or the Surviving Corporation after the Effective Time) or (v) any acts or omissions by Continental Casualty Company carried out pursuant to the power of attorney referred to in Section 5.8.

5.7.2  NSB’s Indemnification.  In addition to any other provisions of this Agreement or the Related Agreements under which NSB has agreed to indemnify CNA Financial or any of its Affiliates, and except as expressly provided in this Agreement, NSB shall indemnify and hold CNA Financial and its Affiliates harmless from and against any Loss arising or resulting from any material breach of any representation or warranty contained in this Agreement or any Related Agreement or nonfulfillment of any agreement on the part of NSB or the Surviving Corporation under this Agreement (excluding breaches prior to the Effective Time of CNA) or any Related Agreement or from any misrepresentation in any certificate furnished or to be furnished by CNA Financial hereunder.

5.7.3 Additional Indemnification Provisions.  The respective obligations and liabilities of CNA Financial and NSB (herein sometimes called the “Indemnifying Party”) to the other and to the other Persons entitled to indemnification (herein sometimes called the “Indemnified Party”) for Losses for which indemnification is provided under Sections 5.7.1 and 5.7.2 hereof shall include the following:

(a)  CNA Financial and NSB each agree to designate a single point of contact within each of their respective corporate organizations to give and receive notices of disputes under this Agreement and the Related Agreements (the “Dispute Officer”), who shall be acceptable to the other party and shall be a senior manager who either reports directly to the Chief Executive Officer or a person who reports to a person who reports directly to the Chief Executive Officer.  In the event of any claim against NSB or CNA Financial covered by this Section 5.7 that does not involve a claim, audit or inquiry by a third party to which a response must be served in order to avoid default or waiver of any defense, the Parties agree that for a period of not less than 15 days following receipt of the claim by the Party against which the claim has been asserted, they each will respond to reasonable inquiries by the other Party and will hold at least one meeting in person or by telephone conference of the Dispute Officers to attempt to resolve the claim and to provide prompt reimbursement to the Indemnified Party of the amount agreed to be owed to such Indemnified Party.  To the extent that any amount of any claim remains in dispute at the end of the agreed period for consideration by the Dispute Officers, which shall not be less than 15 days following receipt of the claim by the Party against whom the claim has been made, the Indemnified Party seeking recovery may proceed with its claim under Section 5.7.3(b).  Any undisputed portion of any invoice or other claim that has been submitted pursuant to this Section 5.7.3 shall be paid to the Indemnified Party to which such amount is owed within 15 days of the date the invoice or claim is received by the Indemnifying Party.

(b)  On or before the earliest of (i) the 20th day after receipt of notice (referred to herein as “notice”) by the Indemnified Party of commencement of any action or the assertion in writing, formal or informal, of any claim, audit or inquiry implicating a Loss (referred to herein as a “claim”), (ii) the tenth day preceding the day on which a responsive pleading must be served in order to prevent judgment by default in favor of the person asserting the claim, or (iii), in the case of a claim described in (a) above, the 30th day after expiration of the agreed period of consideration by the Dispute Officers, the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of the document asserting such claim.  Failure to give such notice timely shall not relieve the Indemnifying Party from any obligation under this Agreement except to the extent that the Indemnifying Party is prejudiced, except that the Indemnifying Party shall not be responsible for expenses incurred during the period within which the Indemnified Party failed to give notice.  The Indemnifying Party shall acknowledge receipt thereof to the Indemnified Party and, if the claim is brought by a third party, the Indemnifying Party shall undertake and pay for the defense thereof by a representative of its own choosing (which shall be reasonably satisfactory to the Indemnified Party).

(c)  If the Indemnifying Party determines during the course of its defense that the Indemnifying Party is not responsible for indemnifying the Indemnified Party for all or part of the claim, the Indemnifying Party shall give written notice thereof to the Indemnified Party, but shall continue to defend such claim and pay for such defense.  Within 30 days of receipt of such a notice, the Indemnified Party shall notify the Indemnifying Party in writing either (i) that the Indemnified

Party agrees that such claim or any portion thereof is not indemnifiable under Section 5.7.1 or 5.7.2, respectively, or (ii) that the Indemnified Party disagrees with the determination of the Indemnifying Party.  In the event the Indemnified Party notifies the Indemnifying Party under (ii) above, the matter shall be referred to the Dispute Officers for a period of 120 days during which the Indemnifying Party shall continue to defend and pay for the defense of the Indemnified Party.  If the matter is not resolved by the Dispute Officers within such 120-day period, the Indemnifying Party shall continue to defend and pay for the defense of the claim or part thereof and may pursue its remedies to collect its expenses from the Indemnified Party.  The Indemnifying Party may not resign from defending and paying for the defense of any such claim or part thereof as to which the Indemnified Party in good faith disputes responsibility until such time as a court of competent jurisdiction finally determines that the Indemnifying Party is not responsible for indemnification.  Upon the judicial determination that the Indemnifying Party is not responsible for indemnification, the Indemnifying Party may resign from defending and paying for the defense of the claim by giving written notice to the Indemnified Party of the Indemnifying Party’s resignation, including an effective date that will permit a reasonable time for substitution of counsel and any other necessary transition, and the Indemnified Party shall assume the defense of the claim and pay for such defense from and after the effective date of such notice or such later time as may be necessary to effect transition and substitution of counsel.  The party finally determined to be responsible for indemnification shall reimburse the other party for any expenses incurred by the other party in connection therewith, including but not limited to the payment of any Loss by such party, and for any expenses incurred in the successful contest of responsibility for indemnification, plus interest on each payment from the time when payment was first due to be reimbursed by the responsible party to the time of actual reimbursement at an annual percentage rate of two hundred basis points above the floating prime rate (as of the first business day of each calendar quarter as published in the Wall Street Journal) for each calendar quarter between the date the payment was first due to be reimbursed and the time of actual reimbursement.

(d)  Subject to subsection (c) above, the Indemnifying Party shall defend any claim and/or enter into a settlement or compromise thereof or consent to a judgment with respect thereto; provided, however, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim by any third party or consent to the entry of judgment (i) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim, or (ii) that contemplates any payment or performance by the Indemnified Party.  The Indemnified Party may retain separate counsel at its sole cost and expense to represent it in any proceedings involving any claim.

(e)  If the Indemnifying Party, at any time after the 10th day after receipt of notice of a claim by a third party (or, if earlier, at any time after the fifth day preceding the day on which a responsive pleading must be served in order to prevent judgment by default in favor of the person asserting such claim) does not provide reasonable assurances to the Indemnified Party of (i) the Indemnifying Party’s (or its insurer’s) ability to pay defense costs and indemnity costs likely to be incurred with respect to the claim, or (ii) the Indemnifying Party’s active and diligent defense of the claim, the Indemnified Party will, upon notice to the Indemnifying Party and the failure of the Indemnifying Party to discharge its obligations under this sentence within three days of receiving such notice, have the right to respond to such claim and to undertake to defend, compromise or settle such claim on behalf of and for the account and risk of loss of the Indemnifying Party, provided that the Indemnifying Party shall be given at least 15 days’ prior written notice of the effectiveness of any such proposed settlement or compromise, and subject to the right of the Indemnifying Party to assume the defense of such claim upon satisfying conditions (i) and (ii) above at any time prior to a date not less than 90 days before the start of any trial or other hearing for the presentation of facts with respect to such claim.

(d)  In connection with any such indemnification, the Indemnifying Party shall cooperate in all reasonable requests of the Indemnified Party.

(e)  No violation of or failure to observe any of the notice or other obligations of the Indemnified Party under this Section 5.7.3 shall operate to waive or excuse Indemnifying Party’s obligations under this Section 5.7 except and only to the extent that the Indemnifying Party is demonstrably and materially prejudiced thereby, provided, however, that the Indemnifying Party shall not be responsible for expenses of the Indemnified Party with respect to any period prior to receipt by the Indemnifying Party of written notice of the applicable claim under Section 5.7.3(b).

5.7.4  Indemnification Limits.

(a)  Exclusions from Indemnification.  Required payments by an Indemnifying Party pursuant to this Section 5.7 shall be limited to the amount of any Loss remaining after deducting therefrom (i) any insurance proceeds actually recovered by the Indemnified Party on account of the Loss, (ii) any actual Tax benefit to the Indemnified Party, which shall be the marginal, discounted present value of Tax benefit to the Indemnified Party, taking into account the Indemnified Party’s existing Tax strategy at the time the Loss is payable, and (iii) any indemnity, contribution, or other similar payment actually recovered by any Indemnified Party from any third party, in each case with respect to such Loss.  The Indemnified Party shall use commercially reasonable efforts to collect all such indemnity, contribution or other similar payments.

(b)  Time Limits.  Each party agrees that it will not waive the statute of limitations with respect to any third party claim for which indemnification may be sought under this Section 5.7 and in no event shall any Indemnified Party be permitted to recover any Losses from the Indemnifying Party pursuant to this Section 5.7 as a result of any such waiver.

(c)  Limitations on Amount of Certain Claims.  In no event shall the aggregate of all indemnifiable claims paid by CNA Financial to NSB and the other Indemnified Parties for breaches of Sections 3.1, 3.4.1 and 3.5 exceed $500,000.  The limitations on amount set forth in this Section shall not apply to limit recovery by NSB and the other Indemnified Parties for any Losses arising or resulting from (i) the operations and business of CNA, including, but not limited to those matters listed on Schedule 3.6, CNA’s employment practices, employee benefit plans, customer relationships and regulatory matters, as well as the ownership of any assets by CNA, any other acts or omissions by CNA, and any liabilities and obligations of CNA, in each case to the extent arising or occurring at or prior to the Effective Time; (ii) Unpaid Taxes of any member of the Loews Corporation Affiliated Group (other than CNA or its successor) under Internal Revenue Service Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; and (iii) any Taxes of CNA with respect to any Tax year or portion thereof ending at or before the Effective Time.

(d)  Exclusive Remedy.  The Parties expressly acknowledge that (i) the provisions of this Section 5.7 shall be the sole and exclusive remedy for Losses caused as a result of breaches of the representations, warranties and agreements contained in this Agreement (except to the extent additionally provided in Section 5.6) and the Related Agreements and any certificate furnished or to be furnished hereunder, except that the remedies of injunction and specific performance shall remain available to the Parties hereto, and (ii) no Indemnifying Party shall be liable or responsible to any other party hereto and the other Indemnified Parties for punitive, incidental and consequential or multiplied damages or for lost profits, in accordance with Section 9.8.

Section 5.8  Assets and Liabilities of CNA at the Effective Time.  Immediately prior to the Effective Time, CNA shall have assets consisting only of its charter, cash and cash equivalents, and no liabilities other than the License Agreement and the Licenses.  To the extent that CNA has any liabilities or contingent liabilities that are not known at the Effective Time, CNA Financial agrees to assume all of such liabilities.  At any time prior to the Effective Time, CNA shall be permitted to (i) make distributions to CNA Financial, (ii) transfer any of its assets (other than the Licenses) to CNA Financial or one or more of its Affiliates and (iii) undertake any actions necessary, advisable or appropriate to consummate the transactions contemplated by the UBOC Agreement, provided that CNA shall retain an amount of cash and cash equivalents in an amount not less than the sum of $100,000.  NSB hereby consents to the execution and delivery of all documents and the taking of all other actions by CNA as are necessary, advisable or appropriate to effect the foregoing.  Not later than 30 days after the Closing Date, CNA Financial shall deliver to NSB an income statement of CNA for the period beginning January 1, 2004, and ended as of the Closing Date, and a balance sheet of CNA as of the Closing Date, in the same form used by CNA prior to the Closing Date for reporting month end results internally (the “Closing Financial Statements”).  After the Effective Time, in the event any additional assets and/or liabilities are discovered to have been held by CNA prior to the Effective Time, the Parties shall take such action as is necessary to transfer such additional assets and/or liabilities to CNA Financial.  At the Closing, NSB shall deliver to CNA Financial a limited power of attorney in favor of Continental Casualty Company in substantially the form attached hereto as Exhibit 5.8.

Section 5.9  Post-Acquisition Cooperation.  To the extent any CNA corporate document is requested by legal process or by any Governmental Entity, that is in the actual possession of CNA Financial, CNA Financial agrees to produce such documents to NSB within a reasonable period of time.  To the extent any CNA corporate document is requested by legal process or by any Governmental Entity, that is in the actual possession of NSB, NSB agrees to produce such documents to CNA Financial within a reasonable period of time.

Section 5.10  Short-term License of Premises.  CNA Financial or one of its Affiliates agrees to sublease to CNA at or prior to the Closing, certain office space at 3080 South Bristol Street, Fourth Floor, Costa Mesa, California pursuant to a License Agreement in substantially the form attached hereto as Exhibit 5.10.

Section 5.11  Names Owned by CNA.  Notwithstanding any implication contained herein or prior course of conduct to the contrary, in no event shall NSB or any of its Affiliates have any right to use, nor shall NSB or any of its Affiliates use, any trademark, service mark, trade name, corporate name or acronym of CNA Financial or any of its Affiliates in any jurisdiction or any domain name or

URL or any application or registration therefor, owned by, licensed to or used by CNA Financial or any of its Affiliates (including, without limitation, the names “CNA” and “CNA Trust”), or any other mark, name, term or identification that suggests, simulates or is otherwise confusing due to its similarity to the foregoing.

Section 5.12  Rights Retained by CNA.  NSB acknowledges that it is not acquiring any interest in any confidential or proprietary information concerning the enterprise of CNA Financial and its Affiliates, including, but not limited to, (i) the customers and employees of CNA Financial and its Affiliates, or (ii) information (x) in which CNA Financial has an ownership interest (either through creation, license, other contractual relation or through acquisition from CNA Financial and its Affiliates), (y) that is confidential, and (z) relates to the data bases, marketing strategies, marketing relationships, products, product development, product pricing, and customers of the enterprise of CNA Financial and its Affiliates.

Section 5.13  Communications.  Except pursuant to any Legal Requirements (including, without limitation, the filing of periodic and other reports with the Securities and Exchange Commission or other Governmental Entities concerning the transactions contemplated by this Agreement and the Related Agreements) or the rules of any applicable stock exchange, no release or announcement concerning this Agreement or the transactions contemplated hereby, shall be made without advance written approval thereof by CNA Financial and NSB, which approval shall not be unreasonably conditioned, delayed or withheld.  CNA Financial approves the proposed press release attached as Schedule 5.13 to this Agreement for use by NSB at the date this Agreement is entered.  All parties shall cooperate with each other in making any such release or announcement.  Each party shall request confidential treatment of information concerning the transactions contemplated by this Agreement and the Related Agreements when filing such information with, or communicating such information to, banking agencies and other Governmental Entities which allow confidential treatment of such type of information.  CNA Financial and NSB have prepared a mutually acceptable communications plan for announcing the status of the transactions contemplated hereby and any related events that will occur prior to the Closing.

ARTICLE 6.  CONDUCT OF BUSINESS

Section 6.1  Affirmative Conduct of CNA.  During the period from the date of execution of this Agreement until the Effective Time, CNA shall use commercially reasonable efforts to preserve its banking charter and, to these ends, shall fulfill each of the following:

6.1.1  Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

6.1.2  Keep in full force and effect all of the Licenses; and

6.1.3  Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on CNA.

Section 6.2  Negative Covenants of CNA.  Between the date hereof and the Effective Time, except as contemplated by this Agreement, and subject to requirements of law and regulation generally applicable to banks, CNA shall not, without prior written consent of NSB:

6.2.1  Take any action that would result in any of the representations and warranties of CNA set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are contemplated by this Agreement or required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

6.2.2  Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of CNA or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing;

6.2.3  Amend its Articles of Incorporation or Bylaws, except as required by applicable law or by the terms of this Agreement;

6.2.4  Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than NSB, and its representatives) concerning any such solicited Acquisition Proposal.  For purposes of this Section 6.2.4, “Acquisition Proposal” shall mean (a) any proposal pursuant to which any Person other than NSB would acquire or participate in a merger or other business combination or reorganization involving CNA; or (b) any proposal by which any Person or group, other than NSB, would acquire CNA’s banking charter; or

6.2.5  Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material to CNA, other than in the ordinary course of business consistent with prior practice.

Section 6.3  Affirmative Conduct of NSB.  During the period from the date of execution of this Agreement through the Effective Time, NSB shall carry on its business in a reasonable manner consistent with applicable laws and use all commercially reasonable efforts to preserve intact its business organization and preserve its relationships with customers; and, to these ends, shall fulfill each of the following:

6.3.1  Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

6.3.2  Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on NSB; and

6.3.3  File all necessary applications to obtain all Requisite Regulatory Approvals or waivers thereof with the NCFID, the FDIC and the CDFI for the transaction as soon as possible.

Section 6.4  Negative Covenants of NSB.  During the period from the date of execution of this Agreement through the Effective Time, NSB agrees that without CNA’s prior written consent, it shall not and its Subsidiaries shall not:

6.4.1  Take any action that would result in any of the representations and warranties of NSB set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied or otherwise materially delay or impair completion of the Merger, except to the extent such actions are contemplated by this Agreement or required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority; or

6.4.2  Take any action which would or is reasonably likely to (i) adversely affect the ability of NSB to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect NSB’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of NSB’s obligations hereunder, as set forth in Article 7 herein, not being satisfied.

ARTICLE 7.  CONDITIONS PRECEDENT TO CLOSING

Section 7.1  Conditions to the Parties’ Obligations.  The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

7.1.1  All approvals and consents of any Governmental Entity listed in Schedule 3.13 and Schedule 4.7 (all such approvals and consents being referred to as the “Requisite Regulatory Approvals”) shall have been received or deemed received, in each case, without the imposition of any condition which in the reasonable good faith judgment of any party to be affected by such condition is materially burdensome upon such party or its respective Affiliates or the Surviving Corporation (the parties agree that any condition that materially impairs the ability of the Surviving Corporation post-Merger to conduct business as a full service bank in California is materially burdensome);

7.1.2  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the Merger illegal; (ii) requires the divestiture by NSB of any material asset or of a material portion of the business of NSB; or (iii) imposes any condition upon NSB or its Subsidiaries (other than provisions of law generally applicable to banks and bank holding companies) which in the reasonable judgment of NSB and CNA would be materially burdensome;

7.1.3  No action, suit or proceeding shall have been instituted by any Governmental Entity before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement or the Related Agreements which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions; and

Section 7.2  Conditions to NSB’ Obligations.  The obligations of NSB to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by NSB) of each of the following conditions:

7.2.1  Except as otherwise provided in this Section 7.2, (a) the representations and warranties of CNA contained in Article 3 shall be true in all material respects as of the Closing as though made at the Closing, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated hereby; (b) CNA shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on CNA, or upon the consummation of the transactions contemplated hereby; and (c) CNA shall have delivered to NSB a certificate dated the date of the Closing Date and signed by the President and Chief Executive Officer and Chief Financial Officer to the effect set forth in Subsections 7.2.1(a) and (b);

7.2.2  CNA shall have delivered its Updated Schedules to NSB on the day immediately preceding the Closing Date and none of such Updated Schedules shall reflect any item that was not on the CNA Schedules delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have, a Material Adverse Effect on CNA, or on the consummation of the transactions contemplated hereby; and

7.2.3  Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which event or circumstance is continuing and which has had or would reasonably be expected to have a Material Adverse Effect on CNA, and NSB shall have received a certificate signed on behalf of CNA by the President and Chief Executive Officer of CNA to such effect.

7.2.4  CNA shall have delivered to NSB no later than the day immediately preceding the Closing Date a copy of the closing letter from the U.S. Department of Labor in connection with the formal fiduciary investigation of CNA in 2004.

Section 7.3  Conditions to CNA’s Obligations.  The obligations of CNA Financial and CNA to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by CNA Financial) of each of the following conditions:

7.3.1  Except as otherwise provided in this Section 7.3, (a) the representations and warranties of NSB contained in Article 4 shall be true in all material respects as of the Closing as though made at the Closing, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on NSB or upon consummation of the transactions contemplated hereby; (b) NSB shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with it prior to or at the Closing, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on NSB, or upon the consummation of the transactions contemplated hereby; and (c) NSB shall have delivered to CNA certificates dated the date of the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of NSB to the effect set forth in Subsections 7.3.1(a) and (b); and

7.3.2  NSB shall have delivered its Updated Schedules to CNA on the day immediately preceding the Closing Date and none of such Updated Schedules shall reflect any item that was not on the NSB Schedules delivered on the date of execution of this Agreement that has had, or would have, or could be reasonably likely to have, a Material Adverse Effect on NSB at or after the Effective Time, or on the consummation of the transactions contemplated hereby.

Section 7.4  Stock Sale.  In the event that any condition set forth in Section 7.1, 7.2 or 7.3 has not been satisfied and would be reasonably expected to be satisfied if the transactions contemplated by this Agreement were structured as a sale of the capital stock of CNA, instead of a merger of CNA into NSB, the parties agree to use all commercially reasonable efforts to restructure such transactions as such a sale on terms as similar as possible to the terms of this Agreement.

ARTICLE 8.  TERMINATION, AMENDMENTS AND WAIVERS

Section 8.1  Termination of Agreement.  Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Merger may be terminated at any time before the Effective Time, as follows, and in no other manner:

8.1.1  By mutual consent of NSB, on the one hand, and CNA and CNA Financial, on the other;

8.1.2  By NSB or CNA Financial, if any conditions set forth in Section 7.1 shall not have been met by November 30, 2004, which date may be extended to February 28, 2005 by any party by giving written notice to the other parties at any time during the month of November 2004 if such first party reasonably believes that the conditions to closing in Article 7 of this Agreement will be satisfied on or before February 28, 2005;

8.1.3  By NSB, if any conditions set forth in Section 7.2 shall not have been met, or by CNA Financial, if any conditions set forth in Section 7.3 shall not have been met, in each case by November 30, 2004, which date may be extended to February 28, 2005 by any party by giving written notice to the other parties at any time during the month of November 2004 if such first party reasonably believes that the conditions to closing in Article 7 of this Agreement will be satisfied on or before February 28, 2005;

8.1.4  By NSB if there shall have been (i) a breach of any of the representations or warranties of CNA set forth in this Agreement, or (ii) a default in the observance or in the due and timely performance of any of CNA’s covenants and agreements herein contained, which breach or default, in the reasonable opinion of NSB, by its nature cannot be cured or is not cured prior to the Closing and which breach or default would, in the reasonable opinion of NSB, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on CNA or upon the consummation of the transactions contemplated hereby;

8.1.5  By CNA Financial if there shall have been (i) a breach of any of the representations or warranties of NSB set forth in this Agreement, or (ii) a default in the observance or in the due and timely performance of any of NSB’s covenants and agreements herein contained, which breach or default, in the reasonable opinion of CNA Financial, by its nature cannot be cured or is not cured prior to the Closing and which breach or default would, in the reasonable opinion of CNA Financial, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on NSB or upon the consummation of the transactions contemplated hereby; or

8.1.6  By NSB or CNA Financial, if an Acquisition Event involving CNA shall have occurred.

Section 8.2  Effect of Termination.  In the event that this Agreement shall be terminated pursuant to Section 8.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 5.1 or 5.3, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of Section 8.5, be fully liable for any and all damages, costs and expenses incurred by the other party in connection with such willful failure to fulfill a condition or perform a covenant.

Section 8.3  Waiver of Conditions.  If any of the conditions specified in Section 7.2 have not been satisfied, NSB may nevertheless, at its election, proceed with the transactions contemplated in this Agreement.  If any of the conditions specified in Section 7.3 have not been satisfied, CNA Financial may nevertheless, at its election, proceed with the transactions contemplated in this Agreement.  If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidenced by a written waiver delivered by the electing party or parties.

Section 8.4  Force Majeure.  NSB and CNA agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or of terror, and provided neither Party has materially failed to observe the obligations of such Party under this Agreement, neither Party shall be obligated to the other Party to this Agreement for any expenses or otherwise be liable hereunder.

Section 8.5  Effect of Termination.  No termination under Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1 or 5.3 hereof or from any liability or damage to any other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, said party’s willful breach of any of its covenants, agreements, duties or obligations arising hereunder, or any willful breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

ARTICLE 9.  GENERAL PROVISIONS

Section 9.1  Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with written confirmation of error-free transmission).  Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (and immediately after transmission confirmed by telephone), if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery.  Such notices shall be given to the following addresses (or any such other address for a party as shall be specified by like notice):

If to CNA at:	CNA Trust Corporation
3080 South Bristol Street, Suite 430
Costa Mesa, California 92626
Fax No. (714) 430-5200
Attention: Roy A. Henderson,
Chairman and President

With copies to:	CNA Trust Corporation
c/o CNA Financial Corporation
CNA Plaza
Chicago, Illinois 60685
Fax No. (312) 822-1297
Attention: Secretary

and	Matthew A. Posthuma
Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603-3441
Fax No. (312) 701-7711

If to CNA Financial at:	CNA Financial Corporation
CNA Plaza
Chicago, Illinois 60685
Fax No. (312) 822-1297
Attention: Secretary

with a copy to:	Matthew A. Posthuma
Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603-3441
Fax No. (312) 701-7711

If to NSB at:	Nevada Security Bank
9990 Double R Boulevard
P.O. Box 19579
Reno, Nevada 89511-2119
Fax No. (775) 853-2056
Attention: Hal Giomi, CEO

with a copy to:	Gary Steven Findley & Associates
1470 North Hundley Street
Anaheim, California 92806
Fax No. (714) 630-7910
Attention: Gary Steven Findley, Esq.

Section 9.2  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.3  Entire Agreement/No Third Party Rights/Assignment.  This Agreement (including the documents and instruments referred to herein): (a) together with the Confidentiality Agreement and the Related Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties; and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3, EACH OF CNA FINANCIAL AND CNA DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

Section 9.4  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws.  NSB, CNA and CNA Financial each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal Court sitting in the State of California, over any suit, action or proceeding arising out of or relating to this Agreement.  NSB, CNA and CNA Financial each hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party shall be effective service of process for any action, suit or proceeding brought against such Party in such court.  NSB, CNA and CNA Financial each hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  NSB, CNA and CNA Financial each agrees that final judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party may be subject, by suit upon such judgment.

Section 9.5  Headings/Table of Contents.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6  Enforcement of Agreement.  The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement or the Related Agreements is not performed in accordance with its specific terms or is otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of California or any state having jurisdiction.

Section 9.7  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.8  Waiver of Jury Trial; Damages.

(a)                                  EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, IN ANY ACTION OR PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY A PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE, BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, EACH PARTY HERETO FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY A JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS.

(b)                                 Each of the Parties hereto irrevocably waives, with respect to any first party action filed by the other party (but not as to any action by one party against the other seeking indemnification for a third party claim against the party initiating the action, to the extent that such damages may be recoverable as part of the indemnification by the indemnified party) any right to punitive, incidental and consequential or multiplied damages or lost profits, either pursuant to common law or statute, in any legal proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

Section 9.9  Attorneys’ Fees.  If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

Section 9.10  Amendment.  This Agreement may not be amended or modified in any respect whatsoever except by an instrument in writing signed by the Parties hereto.

Section 9.11 Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or to a termination of this Agreement.

IN WITNESS WHEREOF, NSB, CNA and CNA Financial have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

NEVADA SECURITY BANK	CNA TRUST CORPORATION

By:	By:
Name: Hal Giomi	Name: Roy A. Henderson

CNA FINANCIAL CORPORATION

By:
Name: